Flex Power generation, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of April 25, 2013 (the “Effective Date”) by and between Flex Power Generation, Inc., a Delaware corporation (the “Company”), and Alain J. Castro (“Executive”).

AGREEMENT

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.            Duties and Scope of Employment.

(a)          Title and Duties. As of the Effective Date, Executive will be employed serve as the Company’s Chief Executive Officer (“CEO”) reporting to the board of directors (the “Board”) of the Company, and a member of the Board. During the Employment Term (as defined in Section 2 below), Executive will have authority and render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as may from time to time be reasonably assigned or delegated to Executive by the Company’s Board. Notwithstanding the foregoing, the Executive shall have three (3) weeks transition period to familiarize himself with corporate and business matters relevant to the discharge of his duties. The Executive shall become CEO and Board Member at the end of the transition period, which shall become effective on May 13, 2013. During such transition period, the predecessor CEO will continue to hold the title and associated with it duties, including the seat on the Board.

(b)          Obligations. During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote such time as reasonably necessary to fulfill Executive’s responsibilities in the position. It will be at the Executive’s discretion to determine the time that is reasonable to fulfill this obligations. Executive and the Company agree that the Company represents Executive’s principal business focus. Executive agrees to travel as reasonably necessary to fulfill Executive’s responsibilities in the position. During the Employment Term, Executive agrees that Executive shall maintain loyalty to the Company, shall take no action that would be injurious to the Company interests, and shall comply with all rules, regulations and policies of the Company. During the Employment Term, it shall not be a violation of this Agreement for Executive to (i) serve on a corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, pr (iii) manage personal investments and business endeavors, including by not limited to advisory services, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)          Executive’s Employability. Executive represents and warrants that: (i) Executive has the right to execute, deliver and perform Executive’s duties under this Agreement, and (ii) Executive is not a party to any other agreements, arrangements or obligations (e.g. confidentiality agreements, noncompetition agreements), whether written, oral or implied, which include terms that would limit Executive’s ability to execute, deliver and perform Executive’s duties under this Agreement or which are otherwise inconsistent with this Agreement. This warranty will remain in full force and effect throughout the Employment Term (as defined in Section 2 below).

2.            Employment Term. The “Employment Term” under this Agreement will commence on the Effective Date and will continue, unless sooner terminated as provided by this Agreement, for one (1) year thereafter (the “Initial Term”); provided, however, that the Initial Term will automatically be extended for successive one (1) year terms, unless either party gives the other party written notice no less than 30 days prior to the end of the Initial Term or any extension thereof stating that this Agreement will terminate at the expiration of the Initial Term or any extension thereof. Notwithstanding anything in this Agreement to the contrary, this Agreement and Executive’s employment will terminate automatically at the conclusion of an unrenewed Initial Term or extension thereof and, in such event, the Company will have no obligation or liability to Executive thereafter except for the obligations of the Company specifically set forth in Sections 7, 8 and 15(a).

3.            Compensation.

(a)          Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at rate of $16,666.67 per month for a total base salary of $200,000 per year (which salary may be increased but not decreased by the Board in its sole discretion) (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices, subject to applicable deductions and withholdings. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)          Annual Bonus. Executive shall be eligible for an annual bonus and/or other annual incentive compensation (collectively the “Annual Bonus”) during the Employment Term, in accordance with any applicable executive bonus plan applicable to Executive as may be adopted by the Board in its sole discretion. Any such Annual Bonus earned by Executive shall be paid no later than March 15 of the year following the year during which the Annual Bonus is earned, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to a Company-sponsored deferred compensation plan then in effect to the extent the Company’s bonus and deferred compensation plans allow for such a deferral.

(c)          Equity Incentive/Option Plan Eligibility. Executive shall be eligible to participate in the Company’s equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the Board from time to time. Any such grant shall be conditioned upon Executive’s execution of such documentation (such as, but not limited to, a grant notice) as the Board deems reasonably necessary in connection with such grant.

4.            Employee Benefits. During the Employment Term, Executive will be considered a full-time employee and be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other Employees of Executive’s classification at the Company (the “Benefits”). The Company reserves the right to cancel or change the Benefit plans and programs it offers to its employees at any time.

5.            Vacation. Executive shall be entitled to a minimum of three weeks paid vacation per year, in accordance with the Company’s standard vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company.

6.            Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable, customary and documented business, travel and related expenses, incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”). Reimbursement of expenses under this Section 4(c) shall be made within 30 days following submission of a completed expense reimbursement form and Executive shall submit such completed expense reimbursement form no later than six (6) months after such expense was incurred by Executive.

7.            Termination; Severance.

(a)          Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause” (defined below). If the Company terminates Executive’s employment or gives written notice of a non-renewal of this Agreement for Cause, then this Agreement shall terminate without further obligations to Executive, other than for payment of the sum of: (i) Executive’s Base Salary and bonuses, if any, through the date of termination to the extent not therefore paid; (ii) any earned but unused vacation and PTO time; and (iii) and Expense Reimbursement, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as “Accrued Obligations”).

(b)          Termination by the Company other than for Cause, Death or Disability.

(i)          In General. Except as otherwise provided in Section 7(b)(ii) below, if the Company terminates Executive’s employment or gives written notice of a non-renewal of this Agreement without Cause, then Executive will be entitled to receive (i) Accrued Obligations, and (ii) monthly cash severance payments at the Base Salary rate, less standard withholdings and deductions, paid during the six(6) month period immediately following the termination date of Executive’s employment; provided, however, that Executive’s right to receive any the payments set forth in clause (ii) above will be conditioned upon Executive and Executive’s spouse, if Executive has one at the time, executing, and not revoking, a general release of claims and affirmation of Executive’s other continuing obligations under this Agreement in a form acceptable to and provided by the Company (including without limitation unconditional release, representations that no claims have been filed, confidentiality, nondisparagement, transition, no admission, etc.). All such payments will cease as of the earlier of the date on which Executive obtains new employment or the date on which Executive engages (or assist any other person or entity to engage) in any activity competitive with the business of the Company. If Executive obtains new full-time employement during the severance period or engages in a competitive activitiy, Executive is responsible for notifying the Company immediately.

(ii)         During Change of Control Period. If, during the six (6)-month period immediately preceding or following a Change of Control, the Company terminates Executive’s employment or gives written notice of a non-renewal of this Agreement without Cause, then Executive will be entitled to receive (i) Accrued Obligations, (ii) monthly cash severance payments at the Base Salary rate, less standard withholdings and deductions, paid during the six (6) month period immediately following the termination date of Executive’s employment, and (iii) immediate vesting of all unvested outstanding options issued in the Executive’s name; provided, however, that Executive’s right to receive any the payments set forth in clause (ii) above will be conditioned upon Executive and Executive’s spouse, if Executive has one at the time, executing, and not revoking, a general release of claims and affirmation of Executive’s other continuing obligations under this Agreement in a form acceptable to and provided by the Company (including without limitation unconditional release, representations that no claims have been filed, confidentiality, nondisparagement, transition, no admission, etc.). All such payments will cease as of the earlier of the date on which Executive obtains new employment or the date on which Executive engages (or assist any other person or entity to engage) in any activity competitive with the business of the Company. If Executive obtains new full-time employement during the severance period or engages in a competitive activitiy, Executive is responsible for notifying the Company immediately.

(c)          Termination by Executive Generally. Executive may terminate this Agreement at any time by written notice of resignation (a “Resignation Notice”) to the Board; provided that:

(i)          Executive’s resignation will not become effective until the earlier of (A) 90 days after the date the Resignation Notice is given to the Board, or (B) the date on which the Company specifies that such resignation will become effective; and

(ii)          For a period of 30 days following the effective date of Executive’s resignation, Executive shall make himself or herself available to the Company and/or its agents (A) for the purpose of facilitating an efficient transition of Executive’s job related responsibilities and duties to other designated individuals, and (B) to respond to questions from the Company and/or its agents regarding information and/or activities in which Executive was engaged while employed by the Company. The parties acknowledge and agree that (I) this Section 7(c)(ii) is premised on Executive’s reasonable efforts to cooperate, and the Company’s reasonable use of Executive’s time, and (II) Executive will not be compensated for Executive’s time under this Section 7(c)(ii).

(d)          Definitions.

(i)          Cause. For purposes of this Agreement, “Cause” means (A) Executive’s willful dishonesty or fraud with respect to the business affairs of the Company; (B) Executive’s willful falsification of any employment or Company records; (C) Executive’s misappropriation of or intentional damage to the business or property of the Company, including the improper use or disclosure of the confidential or proprietary information of the Company (excluding damage of little or no consequence to the business or property of the Company); (D) Executive’s conviction (including any plea of guilty or nolo contendere) of a felony or crime that involves moral turpitude; (E) Executive’s willful and continued failure to comply with reasonable written directives of the company after Executive’s receipt of written notice by the Company of the refusal and a reasonable opportunity to cure (as described below); or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled. The Company must give Executive written notice of its intention to terminate Executive for Cause, which notice must (I) state the grounds on which the proposed termination for Cause is based, and (II) be given no later than 90 days after the later of occurrence of the event giving rise to these grounds or the discovery thereof by the Board. Executive must have 30 days after receiving this notice to cure these grounds (if cure is possible). If Executive fails to cure these grounds within 30 days, “Cause” will exist for the Company’s termination of Executive’s employment. For purposes of this definition, no act, or failure to act, by Executive will be considered “willful” if done, or omitted to be done, by Executive in good faith and in the reasonable belief that the act or omission was in the best interest of the Company or required by applicable law.

(ii)         Change of Control. For purposes of this Agreement, a “Change of Control” occurs when:

(1)         Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (“Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (“Voting Power”), unless such “person” was the “beneficial owner” of at least 20% of the Voting Power as of February 1, 2012 and does not become the “beneficial owner” of 80% or more of the Voting Power; or

(2)         The Company consummates the sale, exchange, lease or other disposition of all or substantially all of its assets to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act; or

(3)         The Company consummates a merger, excluding the currently comtemplated reverse merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of the Company’s voting securities outstanding immediately before such merger or consolidation continue to hold at least 50% of the voting power in the surviving entity, or (B) a transaction in which a single party (or a group of affiliated parties) acquires voting securities of the Company and the holders of voting securities of the Company immediately before the transaction do not dispose of a majority of their interests in the Company in connection with that transaction); or

(4)         The Company dissolves or liquidates.

For purposes of this Section 7(e)(ii), “Company” includes Company’s affiliates and successors.

(e)          Limited Rights to Severance Payments. For clarity, Executive shall only be entitled to any severance payments of any kind pursuant to this Agreement if (i) the Company terminates Executive’s employment or gives written notice of a non-renewal of this Agreement without Cause. No Severance Payment obligations shall arise out of (i) a termination or nonrenewal of this Agreement by the Company with Cause, (ii) a termination of this Agreement by the Executive, or (iii) a termination of this Agreement pursuant to Section 8 below.

8.          Death or Disability. The Employment Term and Executive’s employment will terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, will be entitled to receive any Accrued Obligations. In addition, and upon such a determination by the Board in its sole discretion, Executive or Executive’s estate, as the case may be, may be granted (i) additional vesting of then-unvested stock or stock options, as applicable, (ii) a proportional amount of any earned and unpaid Annual Bonus based on Executive’s performance through the date of termination, and/or (iii) severance payments; provided, however, that any such determination by the Board, in its sole discretion, will be conditioned upon Executive (or Executive’s estate) and Executive’s spouse (if Executive has one at the time), executing, and not revoking, a general release of claims and affirmation of Executive’s other continuing obligations under this Agreement in a form acceptable to and provided by the Company (including without limitation unconditional release, representations that no claims have been filed, confidentiality, nondisparagement, transition, no admission, etc.). Upon termination of Executive’s employment due to death or Disability pursuant to this Section, Executive or Executive’s estate, as the case may be, will have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for death or Disability will be determined in accordance with the Company’s plans and practices. For purposes of this Agreement, “Disability” means Executive’s inability to perform one or more of the essential functions of Executive’s job due to Executive’s physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365 consecutive day period. If the Company determines that Executive has become Disabled, the Company shall notify Executive of its determination. Executive may then request an accommodation from the Company to assist in his/her return to work. The Company will determine whether Executive’s request can be accommodated without undue hardship no later than 30 days after Executive requests an accommodation. In the event Executive’s request cannot be accommodated, the Company may, by notice given in the manner provided in this Agreement, terminate the status of Executive as an executive and employee of the Company. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30 day period, Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company so certifies in writing) and Executive in fact resumes such services.

9.            Confidential Information.

(a)          Executive covenants that Executive will not use for Executive’s benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than the Company, any confidential, proprietary or unique information (“Confidential Information”) belonging to, used by or in possession of the Company including, but not limited to, the methods, policies, procedures, techniques, trade secrets, software, products, customer lists or other knowledge or processes used or developed by the Company or other information concerning the Company of which Executive became aware as a result of Executive’s employment with the Company. If Executive is uncertain about whether certain information or material is Confidential Information, then Executive shall treat that information or material as Confidential Information. The foregoing restrictions will not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement or a similar confidentiality obligation generally available to the public, or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that Executive will notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company will have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by Executive. For purposes of this Agreement the word “Person” means and includes any: (i) natural person; (ii) firm; (iii) partnership; (iv) joint venture; (v) corporation; (vi) limited liability company; (vii) limited liability partnership; (viii) business venture; (ix) trust; (x) association; (xi) consumer organization; (xii) state, local or federal government agency, branch, department or other governmental unit; (xiii) bankruptcy or other trustee; or (xiv) any other Person.

(b)          During the Employment Term and after the expiration thereof, regardless of the reason, Executive shall not use the Confidential Information for the benefit of Executive or any other Person other than the Company. During the Employment Term, Executive shall keep the Confidential Information in the strictest confidence and share it with other Persons only for the benefit of the Company. Moreover, from and after the expiration of the Employment Term, regardless of reason, Executive will not disclose any Confidential Information to any Persons other than the Company, in whole or in part, in any matter either directly or indirectly.

(c)          From and after the expiration or termination of Executive’s employment with the Company, regardless of the reason, Executive shall not make copies of any Confidential Information in any form or manner whatsoever (including, but not limited to, computer printouts, computer tapes, discs, etc.). Moreover, immediately upon and after the expiration or termination of Executive’s employment with the Company, regardless of the reason, Executive shall surrender, transfer possession of, and deliver (collectively, “Transfer”) to the Company all originals and all copies, in whatever form (whether written, contained on computer media or otherwise) of: (i) all Confidential Information; and (ii) all property, notes, manuals, reports, documents and other things that relate in any way, directly or indirectly, to any Confidential Information (subparts (i) and (ii) are referred to collectively as “Information”), as are in Executive’s possession, custody or control. If requested by the Company, the Transfer shall be accompanied by a written statement executed by Executive, certifying that: (A) all originals and all copies of all Information have been returned to the Company; and (B) Executive has not retained any original or copy of any Information. Notwithstanding anything to the contrary contained in this Section 9(c), Executive may comply with any properly issued subpoena or order of an administrative or judicial body, provided that Executive shall give the Company written notice of such subpoena or order at least 10 days prior to Executive’s compliance therewith.

(d)          Executive shall also execute the Company’s standard confidentiality and invention assignment agreement, as it may be updated from time to time.

(e)          All restrictive covenants contained in this Section 9 shall survive termination of this Agreement.

10.         Restrictive Covenants.

(a)          No Solicitation. Executive acknowledges and agrees that the Company has devoted, and will devote, significant effort, time, and expense to the creation and development of the goodwill of the customers that they serve and the personnel that they employ, that the identities of many of the customers and prospects represent trade secrets of the Company, and that Executive will benefit from, and will be expected to nurture these relationships while Executive is employed by the Company. Executive further acknowledges and agrees that it would be unfair and would cause irreparable injury to the Company if, following the expiration or termination of Executive’s employment with the Company, regardless of the reason, Executive were to solicit any of the Company’s customers with whom Executive had direct contact during Executive’s employment with the Company to promote or sell any product or service that competes with the Company or its affiliates, or to induce any of the Company’s officers, directors, managers, members, employees, subcontractors or agents (collectively, “Employees”) with whom Executive had direct contact during Executive’s employment with the Company to terminate their relationship with the Company. Accordingly, Executive agrees that, during the Time Period set forth in Section 10(d) below, Executive shall not, directly or with or through any other Person, directly or indirectly, whether as an officer, director, partner, employee, agent, member, stockholder, or in any other capacity whatsoever: (i) call on, solicit, divert, interfere with or take away, or attempt to call on, solicit, divert, interfere with or take away, any of the projects, business, clients, customers or prospects (or employees of such customers or prospects) of the Company with whom Executive had contact during Executive’s employment with the Company by promoting or selling any product or service that competes with the Company or its affiliates, either for Executive’s own benefit or for any other Person; provided that, to insure Executive’s compliance with this subpart (i), promptly following the expiration or termination of Executive’s employment with the Company, regardless of the reason, the Company will provide Executive a list of customers and prospects of the Company with whom Executive had direct contact during Executive’s employment with the Company; or (ii) solicit, attempt to solicit, cause the solicitation of, induce or influence, or seek to induce or influence, any employees of the Company on the effective date of Executive’s termination with whom Executive had direct contact during Executive’s employment with the Company (excluding any Employees who are no longer in the employ of the Company), for employment by any Person other than the Company and/or to terminate their relationship with the Company.

(b)          Non-Disparagement. Executive agrees that, during Executive’s employment with the Company and thereafter, Executive shall not, directly or with or through any other Person, directly or indirectly, make, issue, release, or authorize any written or oral statements to any third Person that are derogatory or defamatory in nature with respect to the Company, or any of their respective members, directors, officers, employees, subcontractors or agents.

(c)          Irreparable Harm. The restrictive covenants contained in Section 9 and this Section 10 are, and shall be construed as constituting, agreements independent of any other Sections of this Agreement. Executive acknowledges and agrees that the restrictions and covenants contained in Section 9 and this Section 10 are reasonable and necessary in order to protect the Company’s legitimate business and proprietary interests, and that any violation thereof would result in irreparable injury to the Company. Accordingly, if Executive violates any of the restrictive covenants contained in Section 9 or this Section 10, then: (i) the Company shall be authorized and entitled to obtain from any Court of competent jurisdiction preliminary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other right and remedy to which the Company shall be entitled; and (ii) the Company’s obligation to make any payment or provide any benefit under this Agreement, including without limitation any severance payment, shall cease immediately.

(d)          Enforceability.

(i)          Definition of “Time Period”. For purposes of Section 10(a), “Time Period” shall mean and include the period beginning as of the date of Executive’s employment with the Company and ending after the shorter of (A) the number of months after Executive ceases to be employed by the Company (for whatever reason, whether voluntarily or involuntarily) equal to the number of full months that Executive was actually employed by the Company under this Agreement; or (B) 12 months after Executive ceases to be employed by the Company (for whatever reason, whether voluntarily or involuntarily), provided, however, that if a court of competent jurisdiction determines that such 12-month period is unenforceable, then 6 months after Executive ceases to be employed by the Company (for whatever reason, whether voluntarily or involuntarily).

(ii)         Enforceability of Covenants. Notwithstanding Section 10(d), should any court of competent jurisdiction determine that any of the covenants in this Agreement are unreasonable as to duration or scope, the covenants shall be enforceable as provided herein with respect to such duration or scope as the court determines to be reasonable.

(e)          Severability. The remaining provisions of this Section 10 shall not otherwise be affected by a court’s actions described in this Section 10.

11.           Intellectual Property.

(a)           For purposes of this Agreement, the term “Intellectual Property” shall mean and include discoveries, concepts, ideas, and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trademarks, trade names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, plans, models, artistic works and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all appplications for registration thereof and all rights and interests, present and future, thereto and therein.

(b)          Employee acknowledges that there is no Intellectual Property conceived, designed, originated, written, discovered, developed, learned, created, reduced to practice, or made (collectively, “Develop”, “Develops”, and/or “Developed”, as appropriate) by Executive, alone or with others, prior to execution of this Agreement that is not listed and described on Schedule B to this Agreement. Executive shall promptly disclose in writing to the Company, and to the extent necessary assign to the Company (and/or any successor, subsidiary or affiliate thereof, as determined by the Company) any and all Intellectual Property that Executive Develops during Executive’s employment with the Company, whether such is Developed solely or jointly with others, whether or not patentable or registerable under copyright or similar statutes, and whether or not such conception, design, origination, writing, discovery, development, creation, reduction to practice, or making involves the use of the time, facilities, equipment or personnel of the Company (and/or any successor, subsidiary or affiliate thereof) (“Inventions”). Executive acknowledges and agrees that any and all such Inventions are “works for hire” under applicable law, and all right, title and interest therein shall belong to the Company (and/or any successor, subsidiary or affiliate thereof, as determined by the Company). Executive further agrees to assign, and does hereby assign, to the Company (and/or any successor, subsidiary or affiliate thereof, as determined by the Company) all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by the Company in connection therewith, including patent and/or copyright assignments, and to cooperate both during Executive’s employment and after the termination or expiration of the Agreement, regardless of the reason, at the Company’s expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce the rights therein of the Company (and/or any successor, subsidiary or affiliate thereof). Notwithstanding anything to the contrary contained in this Section 11: (i) this Section 11 shall not apply to any Inventions of Executive that qualify fully under the provisions of California Labor Code Section 2870, the provisions of which are set forth in Schedule A, and (ii) the assignment obligations and rights do not relate to any Inventions Developed on Executive’s own time using no resources of the Company (and/or any successor, subsidiary or affiliate thereof) and which do not relate to the business, actual or reasonably contemplated, of the Company (and/or any successor, subsidiary or affiliate thereof). Executive (a) represents and warrants that Executive has identified on Schedule B all Intellectual Property, if any, Developed by Executive (alone or with others) in which Executive claims any ownership or other right, and (b) agrees that any Intellectual Property that is not identified on Schedule B was not Developed before commencement of Executive’s employment by the Company.

(c)          If any Person makes any claim and/or files a lawsuit or other proceeding (collectively, “Proceedings”) against the Company alleging any infringement of its Intellectual Property rights by reason of the use or exploitation of any Intelletual Property rights Developed by Executive, then Company shall indemnify, defend and hold Executive harmless from such Proceedings; provided, however that (i) Executive will promptly give the Company written notice of any such Proceedings; (ii) the Company will give Executive all reasonable assistance in connection with the Proceedings at Company’s cost and expense.

12.          Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation or benefits pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.          Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile or by other electronic means directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by 10 days’ advance written notice to the other parties hereto. All such notices and other communications will be deemed given upon personal delivery, 3 days after the date of mailing, or upon confirmation of facsimile transfer.

14.          Severability. In the event that any provision(s) of this Agreement becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without such provision(s).

15.          Indemnification.

(a)          The Company agrees to hold Executive harmless for, from and to defend and indemnify Executive against any and all liabilities, losses, costs, damages and expenses including without limitation, reasonable attorneys’ fees and expenses arising out of any acts and omissions of Executive in connection with Executive’s position, provided, that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company and/or upon advice of the Company’s counsel or directive of the Board.

(b)          Executive agrees to hold the Company harmless for, from and to defend and indemnify the Company against any and all liabilities, losses, costs, damages and expenses including without limitation, reasonable attorneys’ fees and expenses arising out of Executive’s breach of this Agreement.

16.          Arbitration.

(a)          Executive and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in Costa Mesa, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)          The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(c)          EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

17.         Integration/Waiver. This Agreement and the confidentiality and invention assignment agreement described in Section 9(d) above represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.         Tax Withholding. All payments made pursuant to this Agreement will be subject to applicable taxes and other withholdings or deductions authorized or required by law.

19.         Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH PARTY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CENTRAL DISTRICT OF CALIFORNIA SUBJECT TO THE ARBITRATION PROVISION SET FORTH IN SECTION 16.

20.          Attorneys’ Fees. In the event of arbitration or litigation arising from this Agreement, the prevailing party will be entitled to such party’s reasonable attorneys’ fees and costs and expenses including expert witness fees. For purposes of this clause, the term “prevailing party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party.

21.         Construction of Agreement. The parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

22.         Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

23.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.         Code Section 409A. To the fullest extent applicable, amount and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, notwithstanding anything in the Agreement to the contrary, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement must be interpreted and administered to the extent possible, or amended, to comply with the applicable requirements of Section 409A with respect to these amounts or benefits.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

Flex Power Generation, Inc.

By:
Name:
Title:

Address:

9400 Toledy Way
Irvine, CA 92618

Fax #: 949-616-3399

“EXECUTIVE”

Alain J. Castro

Address:

512 N. Mcclurg Ct, #1707Chicago, IL 60611

Email: acastro@iev-ltd.com

Schedule A

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Schedule B

1.          Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or proprietary information of the Company, other than information I have learned from the Company in the course of being hired:  ____NONE________________________________________________________________________

2.          Reserved Creations. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement: ____NONE____________________________

Signature:

Print Name: Alain J. Castro

Date: